Exhibit 3.3

CERTIFICATE OF CORRECTION

Super League Enterprise, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.    The name of the Company (hereinafter called the “Company”) is Super League Enterprise, Inc., a Delaware corporation.

2.    That a Certificate of Designation of Preferences, Rights and Limitations of Series AAA-2 Junior Convertible Preferred Stock (the “Certificate”) was filed by the Secretary of State of Delaware on July 10, 2024, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.    The inaccuracies or defects of said Certificate is that: (1) due to administrative error, the definition of “Additional Investment Rights” failed to account for the potential issuance of more than one subseries of Series AAA Junior Convertible Preferred Stock, as opposed to accounting for the numerous subseries that were contemplated; (2) due to administrative error, the definition of “Common Stock Equivalents” in Section 1 of the Certificate included superfluous language that was not intended to be included therein; (3) due to administrative error, the definition of “Parity Securities” in Section 1 of the Certificate erroneously failed to include the other subseries of Series AAA Junior Convertible Preferred Stock when contemplating the definition of “Parity Securities”; (4) due to administrative error, the definition of “Senior Securities” in Section 1 of the Certificate erroneously failed to include the other subseries of Series AAA Junior Convertible Preferred Stock when contemplating the definition of “Senior Securities”; (5) due to administrative error, the definition of “Series AAA Junior AIR Preferred” in Section 1 of the Certificate erroneously failed to include the other subseries of Series AAA Junior Convertible Preferred Stock when contemplating the definition of “Series AAA Junior AIR Preferred”; and (6) due to administrative error, in Section 7(a)(ii): (a) the date for which adjustments due to future issuances will expire was not updated as contemplated; and (ii) the definition of “Exempt Issuance” in Section 7(a)(ii) failed to account for the potential issuance of more than one subseries of Series AAA Junior Convertible Preferred Stock, as opposed to accounting for the numerous subseries that were contemplated.

4.    The Certificate is hereby corrected by replacing the definition of “Additional Investment Rights” in Section 1 in its entirety with the following:

“Additional Investment Rights” shall mean the additional investment rights granted to holders of Series AAA Junior Preferred Stock and Series AAA-2 Junior Preferred Stock, as set forth in Section 6 of those certain Subscription Agreements by and between the Company and the holders of such securities, as well as additional investment rights that may be granted to any and all sub-series designated as Series AAA-3 Junior Preferred Stock and so on that may be authorized following the date hereof.

5.    The Certificate is secondly corrected by replacing the definition of “Common Stock Equivalents” in Section 1 in its entirety with the following:

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries of the Company issued after the Effective Date, whether or not vested or otherwise convertible or exercisable into shares of Common Stock at the time of such issuance, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

6.    The Certificate is thirdly corrected by replacing the definition of “Parity Securities” in Section 1 in its entirety with the following:

“Parity Securities” means any class or series of capital stock of the Company hereinafter created that expressly ranks pari passu with the Series AAA-2 Junior Preferred Stock (which for these purposes shall also include the Series AAA Junior Preferred Stock, along with, any and all sub-series designated as Series AAA-3 Junior Convertible Preferred Stock and so on, as well as any series or sub-series designated Series AAA-1 Junior AIR Preferred and so on, that may be authorized following the date hereof) with respect to the distribution of assets on Liquidation as well as any other rights, preferences and privileges. The only Parity Securities existing as of the date hereof are the Series AAA Junior Preferred Stock. For the avoidance of doubt, the authorization and issuance of shares of Series AAA Junior AIR Preferred pursuant to the exercise of any Additional Investment Rights shall, upon such exercise and issuance, be considered Parity Securities.

7.    The Certificate is fourthly corrected by replacing the definition of “Senior Securities” in Section 1 in its entirety with the following:

“Senior Securities” shall be any class or series of capital stock of the Company currently existing or hereafter created which expressly ranks senior to the Series AAA-2 Junior Preferred Stock (which for these purposes shall also include the Series AAA Junior Preferred Stock and any and all sub-series designated as Series AAA-3 Junior Preferred Stock and so on, as well as any and all series or subseries of Preferred Stock pursuant to the exercise of Additional Investment Rights that may be authorized following the date hereof) with respect to the distribution of assets on Liquidation, as well as any other rights, preferences and privileges. As of the date hereof, the Senior Securities consist of the Series A Preferred, Series AA Preferred, and Series AAA Preferred.

8.    The Certificate is fifthly corrected by replacing the definition of “Series AAA Junior AIR Preferred” in Section 1 in its entirety with the following:

“Series AAA Junior AIR Preferred” means the Preferred Stock, regardless of the specific name used to designate such series of Preferred Stock, that will be issuable pursuant to the exercise of Additional Investment Rights granted to holders of Series AAA-2 Junior Preferred (which for these purposes, shall also include the Series AAA Junior Preferred, along with and any and all sub-series designated as Series AAA-3 Junior Preferred Stock and so on).

9.    The Certificate is sixthly corrected by replacing Section 7(a)(ii) in its entirety with the following:

(ii)    Future Issuances. Subject to receipt of, and so long as the Company receives, the Stockholder Approval, from and after the date thereof and until July 10, 2026, if the Company shall issue or sell any Equity Securities (as defined below) at an effective price per share less than the then effective Conversion Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Equity Securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, is entitled to receive shares of Common Stock at an effective price per share which is less than the then effective Conversion Price, such issuance shall be deemed to have occurred for less than the then effective Conversion Price on such date of the Dilutive Issuance), then, the Conversion Price shall be reduced to equal the Base Share Price, subject to the Conversion Price Floor. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 7(a)(ii) in respect of Exempt Issuances (as defined below). The Company shall notify the Holder in writing as promptly as reasonably possible following the issuance of any Equity Securities subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 7(a)(ii), upon the occurrence of any Dilutive Issuance while the Series AAA-2 Junior Preferred is outstanding, after the date of such Dilutive Issuance the Holder is entitled to the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Conversion Notice.

For purposes of this Section 7(a)(ii), the following definitions shall apply:

“Common Stock Equivalents” as defined in Section 1.

“Equity Securities” means (i) Common Stock and (ii) Common Stock Equivalents.

“Exempt Issuance” means (i) Equity Securities (a) issued or issuable upon conversion or exercise of any currently outstanding securities (including, without limitation, any Parity Securities, the Senior Securities and Senior Rights), (b) issued in accordance with this Certificate of Designations (including the Conversion Shares and the Dividend Shares), (c) issued or issuable pursuant to the exercise of any contractual rights to purchase additional shares of a newly authorized series of Preferred Stock with terms similar to the Senior Securities granted to certain holders of Senior Securities (the “Senior Rights”), inclusive of any Equity Securities issued upon the conversion of such newly authorized and issued shares of Preferred Stock after the exercise of the Senior Rights (the “Senior Rights Shares”), (d) issued or issuable as dividends on the Senior Rights Shares after the exercise and issuance thereof, (e) issued or issuable pursuant to any exercise of any Additional Investment Rights (the “Parity Rights”), inclusive of any Equity Securities issued upon the conversion of such newly authorized and issued shares of Preferred Stock after the exercise of the Parity Rights (the “Parity Rights Shares”) (ii) Equity Securities granted to officers, directors and employees of, and consultants to, the Company pursuant to stock option or purchase plans or other compensatory agreements approved by the Board of Directors; (iii) Equity Securities issued in connection with any pro rata stock split, stock dividend or recapitalization by the Company; (iv) Equity Securities issued in a Strategic Investment; (v) Equity Securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other corporation or entity; and (vi) securities issuable upon conversion or exercise of the securities set forth in paragraphs (i) – (v) above. For purposes of this Section 7(a)(ii), the term “Certificate of Designations” shall mean this Certificate of Designations, and any other certificate filed for such authorized series of shares entitled Series AAA-3 Junior Preferred Stock and so on, that may be authorized following the date hereof.

“Strategic Investment” any transaction or agreement with one (1) or more persons, firms or entities designated as a “strategic partner” of the Company, as determined in good faith by the Board of Directors of the Company; provided, however, that each such “strategic partner” is itself, or has a subsidiary or affiliate that is, an operating company in a business synergistic with the business of the Company and provided further that the transaction is one in which the Company receives benefits in addition to the investment of funds. In no event shall a transaction in which the Company issues securities primarily for the purpose of raising capital or to one (1) or more persons or entities whose primary business is investing in securities be deemed a Strategic Investment

10.    All other provisions of the Certificate remain unchanged.

[* * * * *]

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed as of the 20th day of September, 2024.

SUPER LEAGUE ENTERPRISE, INC.

By:	/s/ Ann Hand
Ann Hand
Chief Executive Officer

5